STOCK OPTION AGREEMENT

         This Agreement ("Agreement") is made this 17th day of June, 1999, by and between James F. Chen ("Chen") and Barnaby Page ("Optionee").

         In consideration of the mutual covenants and undertakings herein contained, and intending to be legally bound, the parties hereto agree as follows:

         1. GRANT OF OPTION. In consideration of the payment by Optionee to Chen of the sum of Five Hundred Dollars ($500.00), receipt of which is hereby acknowledged, Chen hereby grants to Optionee an option ("Option") to purchase Fifty Thousand (50,000) shares of Common Stock of V-ONE Corporation owned by Chen. The exercise price for the Common Stock subject to this Option shall be Two Dollars and Fifty Cents ($2.50) per share.

         2. TERM AND EXERCISE. The Option granted herein may not be exercised for a period of one year from the date of this Agreement; provided, however, that in the event any entity acquires all of the stock of V-ONE Corporation within such one year period the Optionee may exercise all or part of the option, prior to such acquisition, contingent upon closing of the acquisition. If not sooner exercised, the Optionee may at any time from June 17, 2000 through 5:00 p.m. eastern time on June 16, 2002 exercise all or part of the options then remaining. To the extent that the Options granted herein have not been exercised by 5:00 p.m. eastern time on June 16, 2002, the Options shall expire.

         3. EXERCISE PROCEDURES. Options shall be exercisable as to all or part of the Option shares by written notice which must be received by Chen at the notice address set forth on the last page hereof, prior to expiration of the Option. Such written notice shall set forth (a) the number of shares of Common Stock being purchased, (b) the total exercise price for the shares of Common Stock being purchased, (c) the exact name as it should appear on the stock certificate(s) to be issued for the shares of Common Stock being purchased, and
(d) the address to which the stock certificate(s) should be sent. The exercise price shall be tendered in full in cash (or in such other form as Chen may agree) at the time of exercise. Upon receipt of the notice of exercise and tender of the purchase price, Chen shall cause the number of shares of Common Stock being purchased, to be transferred and delivered to the Optionee, through the Corporation's transfer agent. Delivery of any such shares of Common Stock shall be deemed effected for all purposes when the stock transfer agent of the Corporation shall have deposited such certificates in the United States mail, addressed to the Optionee at the address set forth on the last page of this Agreement or to such other address as Optionee may from time to time designate in a written notice to Chen. Optionee shall not be deemed for any purpose to be a shareholder of the Corporation in respect to any shares of Common Stock as to which the Option shall not have been exercised. Optionee shall not be deemed for any purpose to be a shareholder of the Corporation in respect to any shares of Common Stock as to which the Option has been exercised until such shares of Common Stock have been transferred to Optionee on the books of the Corporation.

         4. LIMITATIONS. Notwithstanding anything herein to the contrary, the number of Options that may be exercised at any given time shall be limited to the number of shares that Chen may legally transfer, at the time the Option is exercised, under applicable federal and state securities laws. In the event that


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Optionee is prevented  from making an  effective  exercise of all of the Options granted herein because of the limitation of this paragraph, the exercise period shall be extended for such period (not to exceed one year) as may be necessary in order to permit Chen to make the transfers in compliance with applicable federal and state securities laws.

         5. NO EXERCISE IN VIOLATION OF LAW. Notwithstanding any of the provisions of this Agreement, Optionee hereby agrees that he or she will not exercise the Option granted hereby and that Chen will not be obligated to transfer any shares of Common Stock to Optionee hereunder, if the exercise thereof or the transfer of such shares of Common Stock shall constitute a violation by the Optionee or Chen of any provision of any law or regulation of any governmental authority.

         6. SECURITIES LAW COMPLIANCE. Optionee acknowledges that the shares of Common Stock transferable on exercise of the Option shall bear a restrictive legend and may not be freely transferable. Optionee represents and acknowledges that such shares of Common Stock when purchased shall be held for investment and not with a view to the sale or distribution of and part thereof, and that Optionee may be required to bear the economic risk of his or her investment for an indefinite period of time. Optionee further represents and warrants that Optionee and his or her beneficiaries will not sell or otherwise dispose of the shares of Common Stock except in a transaction that, in the opinion of counsel for the Corporation, is in compliance with or exempt from the Securities Act of 1933, as amended.

         7. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and there are no promises, representations, warranties, or obligations of any kind given or undertaken by either party that are not contained herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


/s/ James F. Chen                                 /s/ Barnaby Page
----------------------------                      ------------------------------
JAMES F. CHEN                                     BARNABY PAGE





Notice Addresses:

If to James F. Chen:                              If to Optionee:



James F. Chen                                     Barnaby M. Page
13418 Bissel Lane                                 2401 Pennsylvania Avenue, N.W.
Potomac, MD  20854                                Suite 506
                                                  Washington, D.C.  20037


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